EXHIBIT 10

Press Release, dated September 28, 2012

Clinton Group Responds to Wet Seal Board Letter

NEW YORK, September 28, 2012 /PRNewswire/ -- Clinton Group, Inc. ("Clinton Group"), the second-largest holder of stock in Wet Seal, Inc. (Nasdaq: WTSLA) today issued a letter to its fellow stockholders of the Company.

The full text of the letter is included below.

Clinton Spotlight Fund, L.P.
c/o Clinton Group, Inc.
9 West 57th Street
New York, New York 10019

September 28, 2012

To Our Fellow Stockholders of The Wet Seal, Inc.:

The Clinton Group (“Clinton Group”) is the second largest owner of the Company and is seeking to upgrade the Company’s Board of Directors to ensure the Board has experienced and capable professionals that can guide the business to long-term success. The Company’s performance over the last five years has been extremely frustrating and unnecessarily poor, as the Board has made a series of hiring and strategic missteps and failed to optimize the balance sheet. All the while, the Board has been content to re-nominate themselves as directors, despite the fact that none of them have specialty retail or recent operating experience.

The Company has no Chief Executive Officer. We do not believe stockholders should entrust this critical decision to the current Board. They have not made good hiring decisions in the past. We have no reason to believe their judgment on executives has suddenly improved.

We are pleased that Institutional Shareholder Services (ISS) and other research analysts agree with us that changes in the composition of the Board are warranted. We encourage you to support our proposals as well.

We also write – with apologizes for taking your time on this topic – to correct the hysterical and misleading letter issued by the Board yesterday. With the high level of support we are receiving, the Board is understandably feeling some pressure. Given their inability to defend their own track record (a stock that is down 50% on their watch while same-store sales have been negative in more than 75% of the last 60 months), they have instead turned to the refuge of the indefensible: attacking the messenger. Their letter is shameful.

First, the professionals we have nominated have tremendous experience to bring to the Company. Together, they have served as Chief Executive Officers of specialty retail businesses for more than 30 years. They have served on 12 public company boards. Four of them have served in executive roles at public companies. They have fashion experience, focused on selling to teenage girls and to young women. They are, in short, leagues ahead of the current Board in terms of relevant experience and track record, even with last week’s belated and desperate addition of two new directors.

We note that the incumbent Board – consisting of a Canadian lawyer, a hedge fund manager, a former independent film executive, a retired auditor and a consultant – never bother to tell stockholders how their foreign legal experience or film-making experience add value to the Board. For years, this collection of directors thought it perfectly acceptable to have no specialty retail experience whatsoever on the Board. Now, they claim that 30 years of specialty retail CEO experience is not good enough since those executives did not focus on “teen, fast fashion” specialty retailing. And yet, the directors still defend the relevance of an independent film executive. For us, that does not compute.

Second, try as they might to distract you from their own track record, we remind you that what matters here is them, not us. We all have entrusted our capital to their judgment. The issue here is whether it is time, for the good of the Company, to replace them as our fiduciaries with a group that will manage our capital and Company better over the long-term.

The ad hominem attacks on the Clinton Group are a transparent way to divert you. They are also false and premised on contortions of our track record and misleading data. While we do not want to distract you from the issue at hand, we feel compelled to respond:

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Our interest is as a stockholder and in ensuring the Company is managed well. An improved strategic direction, better management and an optimized balance sheet are not “short-term” issues. They are the proper course for the Company. Upgrading the Board is necessarily about maximizing the chances that the Company creates value for stockholders over the future. There is nothing “short term" about it.

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The data cited by the Board, as they and their advisors well know, in no way demonstrates the point they try to claim. The 13D Monitor data covers a small fraction of the companies with which we have been involved. Moreover, the data measures the return from the day we filed a form at the SEC showing that we owned more than 5% of the company until the day we filed a form indicating that we owned at least one share less than 5% of each respective company. It decidedly does not measure long-term performance of the company after we became involved nor does it measure the value created for our investors or for other investors in the company. To claim otherwise, as the Board does, is a blatant and knowing mischaracterization of the data. In reality, the changes we have advocated at our portfolio companies have helped create significant long-term value for investors. We refer you to our prior letter for some examples.

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The Board’s claim that Clinton Group’s motives are suspect because we have been “day trading” the stock is absurd. We have been the single largest net buyer of the Company’s stock in 2012. We have purchased more than 6.1 million shares, with cash. By contrast, before we started pressing this board, they had bought 20,000 shares in the aggregate during their entire, collective tenure as Board members. In fact, we purchased more stock this week than any single director has purchased in their entire tenure on the Board. We own more stock now than we ever have and remain the Company’s second largest owner. It is astounding to us that the directors – who, after all, have purchased almost no stock and have sold more than 1.8 million shares (all of which were given to them) – would criticize us for the way we arrived at owning 6.1 million shares.

Time is short. We know this Board is frantically attempting to hold onto power, including by using the power and purse of the Company to write disingenuous letters. We also know they are eagerly hunting for transactions and personnel and may well do something irreversible if we all do not act quickly.

Please sign, date and return the white consent card. If and as soon as we receive the consent of a majority of the outstanding stock (assuming we do so prior to the deadline under Delaware law), these proposals will be effective. So, please do not delay. Collectively, we can change the Board and we can do so right now.

If you have any questions or require any assistance in executing your consent, please contact Okapi Partners LLC at 437 Madison Avenue, 28th Floor, New York, New York 10022 or (212) 297- 0720 or Toll- Free (877) 259- 6290.

Thank you for your consideration,

Gregory P. Taxin
    Managing Director

About Clinton Group, Inc.

Clinton Group, Inc. is a diversified asset management firm. Clinton Group has been investing in global markets since its inception in 1991 with expertise that spans a  wide range of investment styles and asset classes. Clinton Group is a Registered Investment Advisor based in New York City.

CLINTON GROUP, INC., CLINTON SPOTLIGHT FUND, L.P., CLINTON SPOTLIGHT MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON RETAIL OPPORTUNITY PARTNERSHIP, L.P., CLINTON SPECIAL OPPORTUNITIES MASTER FUND, LTD. AND GEORGE E. HALL (COLLECTIVELY, “CLINTON”) HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD TO BE USED TO SOLICIT WRITTEN CONSENTS FROM THE STOCKHOLDERS OF THE WET SEAL, INC. IN CONNECTION WITH CLINTON’S INTENT TO TAKE CORPORATE ACTION BY WRITTEN CONSENT. ALL STOCKHOLDERS OF THE WET SEAL, INC. ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF WRITTEN CONSENTS BY CLINTON, RAPHAEL BENAROYA, DORRIT M. BERN, LYNDA J. DAVEY, MINDY C. MEADS AND JOHN S. MILLS (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF THE WET SEAL, INC. BECAUSE THEY CONTAIN IMPORTANT INFORMATION. INFORMATION RELATING TO THE PARTICIPANTS HAS BEEN INCLUDED IN THE DEFINITIVE CONSENT STATEMENT FILED ON SEPTEMBER 10, 2012 BY CLINTON WITH THE SEC. THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE WET SEAL, INC. AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, CLINTON WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD WITHOUT CHARGE AT HTTP://WWW.MYPROXYONLINE.COM/WETSEAL OR UPON REQUEST.

CONTACT: Connie Laux, Clinton Group, Inc., +1-212-825-0400